Exhibit 23(b) - Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 12, 2001, with respect to the consolidated financial statements of Golden American Life Insurance Company in this Registration Statement (Form S-1) and related Prospectus of Golden American Life Insurance Company for the registration of $1,000,000,000 in annuity contracts.

Our audits of Golden American Life Insurance Company (to which the date of our report is March 12, 2001) also included the consolidated financial statement schedules of Golden American Life Insurance Company included in Item 16(b)(2). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the consolidated financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                           /s/ Ernst & Young LLP

Atlanta, Georgia
December 31, 2001